Filed Pursuant to Rule 433

Registration Statement No. 333-196220-02

Dated September 28, 2015

PECO Energy Company

$350,000,000 First and Refunding Mortgage Bonds, 3.150% Series Due 2025

Pricing Term Sheet

Issuer:	PECO Energy Company

Ratings:	Aa3 (Moody’s); A- (S&P); A (Fitch)

Securities:	First and Refunding Mortgage Bonds

Settlement Date:	October 5, 2015 (T+5)

Principal Amount:	$350,000,000

Maturity:	October 15, 2025

Coupon:	3.150%

Benchmark Treasury:	2.00% due August 15, 2025

Benchmark Treasury Price and Yield:	99-04; 2.098%

Spread to Benchmark Treasury:	+110 basis points

Yield to Maturity:	3.198%

Public Offering Price:	99.590%

Interest Payment Dates:	April 15 and October 15 of each year, commencing April 15, 2016

Redemption Provisions:

At any time prior to July 15, 2025, at the greater of (i) 100% of the principal amount of the bonds to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed (excluding interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury rate plus 20 basis points, plus, in each case accrued interest to the redemption date

At any time on or after July 15, 2025, at 100% of the principal amount, plus accrued interest to the redemption date

CUSIP:	693304 AT4

ISIN:	US693304AT44

Joint Book Running Managers:	Credit Suisse Securities (USA) LLC Mitsubishi UFJ Securities (USA), Inc. Scotia Capital (USA) Inc. Mizuho Securities USA Inc. Morgan Stanley & Co. LLC

Senior Co-Manager:	PNC Capital Markets LLC

Co-Managers:	Drexel Hamilton, LLC The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, Mitsubishi UFJ Securities (USA), Inc. at 1-877-649-6848 and Scotia Capital (USA) Inc. at 1-800-372-3930.